ANTHRACITE
345 PARK AVENUE, NEW YORK, NY 10154


                                                          April 17, 2000




Dear Fellow Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Anthracite Capital, Inc. to be held at One Seaport Plaza, New York, New York, on Monday, May 22, 2000, at 10 a.m. Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

      IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

      Your continued support of and interest in Anthracite Capital, Inc. are sincerely appreciated.



                                               Sincerely,

                                               /s/ Laurence D. Fink
                                               --------------------
                                               Laurence D. Fink
                                               Chairman






ANTHRACITE
345 PARK AVENUE, NEW YORK, NY 10154



                      ANTHRACITE CAPITAL, INC. ("AHR")
                              ----------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
---------------------------------------------------------------------------
                         TO BE HELD ON MAY 22, 2000

To the Stockholders of Anthracite Capital, Inc.:

      NOTICE IS HEREBY GIVEN, that the 2000 annual meeting of stockholders (the "Annual Meeting") of Anthracite Capital, Inc. (the "Company") will be held at One Seaport Plaza, New York, New York, on Monday, May 22, 2000, at 10 a.m., Eastern Time, for the following purposes:

    1. To elect three Directors to serve on the Board of Directors for a three-year term and until their successors have been duly elected and qualified;

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000;

    3. To approve the issuance of the Company's common stock upon conversion of shares of the Company's 10% Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") in the event that the Series B Preferred Stock is issued pursuant to an agreement and plan of merger (the "Merger Agreement") between the Company, Anthracite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company and CORE Cap, Inc., a Delaware Corporation ("CORE Cap").

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of the Company of record as of the close of business on March 31, 2000 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     Further information regarding the Annual Meeting, nominees for election as Directors, independent auditors and other matters is contained in the enclosed Proxy Statement.

                                         By order of the Board of Directors

                                         /s/ Robert L. Friedberg,
                                         --------------------
                                         Robert L. Friedberg,
                                         Secretary


New York, New York
April 17, 2000
-----------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON
OR BY PROXY; IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE APPROPRIATE ENCLOSED PROXY OR PROXIES IN THE ACCOMPANYING ENVELOPE PROVIDED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
-----------------------------------------------------------------------------



                          ANTHRACITE CAPITAL, INC.
                        345 PARK AVENUE, 29TH FLOOR
                          NEW YORK, NEW YORK 10154
                              ----------------
                              PROXY STATEMENT
                              ----------------
                       ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement and the accompanying Form of Proxy and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of Anthracite Capital, Inc., a Maryland corporation (the "Company"), for use at the annual meeting of stockholders to be held at One Seaport Plaza, New York, New York, on Monday, May 22, 2000, at 10 a.m., Eastern Time (the "Annual Meeting") and any adjournments thereof. The mailing address of the Company is 345 Park Avenue, New York, New York 10154. This Proxy Statement, the accompanying Proxy Card and the Notice of Annual Meeting are first being mailed to holders of the Company's common stock on or about April 17, 2000.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Annual Meeting, holders of the Company's common stock, par value $0.001 per share (the "Common Stock"), will vote upon (i) the election of three Directors to serve on the Board of Directors; (ii) the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; (iii) the issuance of the Company's common stock upon the conversion of shares of the Company's Series B Preferred Stock, and (iv) such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2000, the Company had outstanding 20,955,434 shares of Common Stock. Each share of Common Stock entitles its holder to one vote.

VOTING AT THE MEETING

     If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares represented by the proxy will be voted as follows:

     FOR the election of each of the Director nominees;

     FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

     FOR the issuance of the Company's common stock upon conversion of shares of the Company's Series B Preferred Stock.

     A majority of the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitutes a quorum for purposes of transacting business at the Annual Meeting. The election of each nominee for Director will require the affirmative vote of the holders of a plurality of the votes cast on such proposal. The minimum vote which will constitute shareholder approval for the issuance of common stock upon conversion of the Series B Preferred Stock is over 50% in interest of all securities entitled to vote on the proposal. The ratification of the independent auditors and any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast at the Annual Meeting.

     Under the rules of the New York Stock Exchange, brokers who hold shares in"street name" may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of the independent auditors. In determining whether the proposal to elect Directors or to ratify the appointment of the independent auditors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. A vote "withheld" from a Director nominee will have the effect of a negative vote for such proposal since a plurality of the votes cast at the Annual Meeting is required for the election of each Director.

PROXIES

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other means deemed appropriate by the Board of Directors.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date, or (iii) sending written notice of revocation to the Company's Secretary at 345 Park Avenue, New York, New York 10154.

RECOMMENDATIONS FOR THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR each of the nominees for Director, FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000, and FOR the issuance of the Company's common stock upon conversion of the Company's Series B Preferred Stock.


                                 PROPOSAL 1
                           ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of seven members classified in three groups. Members of each group serve a three-year term. At the Annual Meeting, three Directors will be elected to the class of Directors whose terms expire at the close of the 2003 Annual Meeting of Stockholders. The shares represented by the enclosed proxy will be voted for the election as Directors of the three nominees named below, unless a vote is withheld from any of the three individual nominees. If any nominee becomes unavailable or unwilling to serve the Company as a Director for any reason, the persons named as proxies in the accompanying Proxy Card are expected to consult with management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a Director of the Company if elected by the stockholders at the Annual Meeting. The three nominees receiving the highest number of votes cast on such proposal at the meeting will be elected.


INFORMATION CONCERNING THE DIRECTOR NOMINEES

     The Board of Directors has unanimously proposed Laurence D. Fink, Kendrick R. Wilson and Andrew P. Rifkin as nominees for election as Directors of the Company. The present terms of Messrs. Fink, Wilson and Rifkin expire upon the close of the 2000 Annual Meeting of Stockholders. The Company has no Nominating Committee, but instead the entire Board of Directors acts in such capacity. The Board of Directors does not have any policy with respect to consideration of nominees recommended by the security holders.

     The Board of Directors recommends a vote FOR each of the nominees for Director.

INFORMATION CONCERNING THE INCUMBENT DIRECTORS AND DIRECTOR NOMINEES

     Information concerning the names, ages, terms, positions with the Company and business experience of the members of the Board of Directors, is set forth below. Mr. Fink was elected to the Board of Directors in November 1997. Mr. Frater was elected in February 1998, and Mr. Rifkin was elected in December 1999. Except for Messrs. Frater, Fink and Rifkin, each other Director has served continuously with the Company since his first election in March 1998.


                                                                                                       DIRECTOR TERM
     NAME                                     AGE               POSITION                                EXPIRES (1)
---------------------------------------------------------------------------------------------------------------------
INSIDE DIRECTORS:

   Laurence D. Fink                           47    Chairman of the Board of Directors                      2000
   Hugh R. Frater                             44    President, Chief Executive Officer and Director         2002

UNAFFILIATED DIRECTORS:
   Donald G. Drapkin (3)                      52    Director                                                2001
   Carl F. Geuther (2)                        53    Director                                                2001
   Jeffrey C. Keil (2) (3)                    56    Director                                                2002
   Andrew P. Rifkin                           40    Director                                                2000
   Kendrick R. Wilson, III (2) (3)            53    Director                                                2000

----------------------------------

1. The Company's Directors are classified into three groups, each elected on a staggered basis for three-year terms.

2.   Member of Audit Committee.

3. Member of Compensation Committee. Mr. Fink was a member of the Compensation Committee until December 31, 1998, when he was replaced by Mr. Wilson.



LAURENCE D. FINK, Chairman, is also Chairman and Chief Executive Officer of BlackRock Financial Management, Inc. (the "Manager" or "BlackRock"), Chairman of the Management Committee and Co-Chair of the Investment Strategy Group. In addition, Mr. Fink serves on the Asset Liability Committee of PNC Bank. He is also Chairman of the Board and a Director of BlackRock's family of closed-end mutual funds, and a Director of BlackRock's offshore funds, BlackRock Asset Investors, BlackRock MQE Investors and BlackRock Fund Investors I, II and III. Prior to founding BlackRock in 1988, Mr. Fink was a member of the Management Committee and a Managing Director of The First Boston Corporation. Mr. Fink joined The First Boston Corporation in 1976 and served as co-head of its Taxable Fixed Income Division and head of its Mortgage and Real Estate Products Group. Mr. Fink is currently a member of the Boards of Trustees of Mount Sinai New York University Medical Center and Health System, Dwight-Englewood School in Englewood, New Jersey, the National Outdoor Leadership School (NOLS) and Phoenix House, and a Director of Nexell Therapeutics, Inc. and Innovir Laboratories, Inc. Mr. Fink earned a B.A. degree in political science from the University of California at Los Angeles in 1974 and an M.B.A. degree with a concentration in real estate from U.C.L.A. in 1976.

HUGH R. FRATER, President and Chief Executive Officer, is a Managing Director and a member of the Management Committee of the Manager, where he was co-head of the BlackRock Account Management Group. Mr. Frater's primary responsibilities included developing investment products and marketing investment services for BlackRock's Institutional Asset Management clients. Prior to joining BlackRock in 1988, Mr. Frater was a Vice President in Investment Banking at Lehman Brothers in the financial institutions department. Mr. Frater earned a B.A. degree in English from Dartmouth College in 1978 and an M.B.A. degree in finance from Columbia University in 1985.

DONALD G. DRAPKIN, has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years. Mr. Drapkin is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act: Algos Pharmaceutical Corporation, BlackRock Asset Investors, The Molson Companies Limited, Nexell Therapeutics Inc., Playboy Enterprises, Inc., Revlon Consumer Products Corporation, Revlon, Inc., The Warnaco Group, Inc. and Weider Nutrition International Inc. On December 27, 1996, Marvel, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Drapkin was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

CARL F. GEUTHER, is a former Executive Vice President and Chief Financial Officer of WMC Mortgage Corp., a mortgage banking company. Mr. Geuther had been Vice Chairman and Chief Financial Officer, and previously Executive Vice President, of Great Western Financial Corporation and Great Western Bank since 1987. Mr. Geuther had joined Great Western following its acquisition of Aristar, Inc., a consumer finance and insurance company in 1983, where he served as Executive Vice President and Chief Financial Officer and previous financial management positions since 1974. He received an M.B.A. from Lehigh University in 1968 and a B.A. from Ursinus College in 1967.

JEFFREY C. KEIL, has been Chairman of the Executive Committee of International Real Returns, LLC, investment advisor to an investment company organized by Lazard Freres & Co., since January 1998. From 1996 to January 1998, Mr. Keil was a General Partner of Keil Investment Partners, a private fund which invested in the financial sector in Israel. From 1984 to 1996, Mr. Keil was President, Director and Chairman of the Finance Committee of Republic New York Corporation and Vice Chairman and a Member of the Executive Committee of Republic National Bank of New York. Mr. Keil earned a B.S. degree in economics at the University of Pennsylvania in 1965, pursued graduate studies in mathematical statistics, operations research and international economics from the London School of Economics, and earned an M.B.A. degree with a concentration in Finance from Harvard Graduate School of Business Administration in 1968.

ANDREW P. RIFKIN, Mr. Rifkin is a Managing Director at Donaldson, Lufkin & Jenrette. Mr. Rifkin is responsible for the acquisition efforts of DLJ's Real Estate Capital Partners, a $2 billion dollar real estate opportunity fund sponsored by Donaldson, Lufkin & Jenrette. DLJ Real Estate Capital Partners has been an active investor in a broad range of real estate related opportunities including both debt and equity in the domestic and international markets. Prior to joining DLJ in 1995, Mr. Rifkin was a Vice President at Goldman, Sachs, & Co. in the Real Estate Principal Investment Area, where his responsibilities included asset management for various Whitehall portfolios. Mr. Rifkin graduated with honors from the State University of New York at Binghamton with a B.S. in Mathematics and received a M.S. in Computer Science from Cornell University.

KENDRICK R. WILSON, III, has been a Managing Director of Goldman Sachs & Co. in the Financial Institutions Group since 1998. From 1989 to 1998, Mr. Wilson was Vice Chairman and member of the Management Committee of Lazard Freres & Co. Mr. Wilson is a director of Celanese AG and American Marine Holdings Corp. Mr. Wilson is also a Director of the following corporations which file reports pursuant to the Exchange Act: BlackRock Asset Investors, BlackRock Fund Investors I, II, and III. He is a Trustee of the Montana Land Reliance, Middlebury College and the Hospital for Special Surgery. Mr. Wilson received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

UNAFFILIATED DIRECTORS

     The Articles require that a majority of the Company's Directors shall be "Unaffiliated Directors." "Unaffiliated Director" means any Director who
(a) does not own greater than a de minimis interest in the Manager or any of its affiliates, other than the Company and any person controlled by the Company, and who (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Company or the Manager or any of their affiliates, (ii) been a Director of the Manager or any of its affiliates other than the Company and any person controlled by the Company, (iii) performed more than a de minimis amount of services for the Manager or any of its affiliates or (iv) had any material business or professional relationship with the Manager or any of its affiliates other than as a Director of the Company or any person controlled by the Company.

     There are presently five Unaffiliated Directors.

COMPENSATION OF DIRECTORS

     Directors are elected for a term of three years, and hold office until their successors are elected and qualified. All officers serve at the discretion of the Company's Board of Directors. Although the Company may in the future have salaried employees, it currently has no such employees. The Company pays an annual director's fee to each unaffiliated Director of $20,000, a fee of $1,000 for each meeting of the Board of Directors attended by each Unaffiliated Director and reimbursement of costs and expenses of all Directors for attending such meetings. Affiliated Directors will not be separately compensated by the Company other than through the Company's stock option plan.

BOARD AND COMMITTEE MEETINGS

     The Audit Committee, composed of Messrs. Geuther, Keil and Wilson, makes recommendations to the Board of Directors concerning the selection of independent auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate to facilitate accurate and timely financial reporting. The Audit Committee met one time during the fiscal year ended December 31, 1999.

     The Compensation Committee of the Board of Directors, composed of Messrs, Wilson (who assumed the position previously filled by Mr. Fink), Drapkin and Keil, administers the Company's 1998 Stock Option Plan, reviews all aspects of compensation of the Company's officers and makes recommendations on such matters to the full Board of Directors. The Compensation Committee met one time during the fiscal year ended December 31, 1999.

     During the fiscal year ended December 31, 1999, the Board of Directors of the Company met on seven occasions. Five of our seven Directors attended 75% or more of the meetings of the Board and of the Board committees on which they served. Each Director attended 50% or more of the meetings of the Board and of the Board committees on which he served. The Company is not aware of any Director who attended fewer than 69% of the aggregate of:
(1) the total number of meetings of the Board of Directors (held during the period for which he has been a Director); and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

     The Company currently has no Nominating Committee.


                             EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of the Company who are not also Directors. For information concerning Hugh R. Frater, see "Information Concerning the Directors."


                NAME                     AGE                      POSITION
--------------------------------------------------------------------------------------------------------
Richard M. Shea                           40     Chief Operating Officer and Chief Financial Officer
Edwin O. Bergman                          34     Vice President
Robert L. Friedberg                       39     Vice President and Secretary
Chris A. Milner                           33     Vice President
Mark S. Warner                            38     Vice President


     Because the Manager maintains principal responsibility for managing the affairs of the Company, the Company does not employ full-time personnel and the officers listed above perform only ministerial functions as officers of the Company, such as executing contracts and filing reports with regulatory agencies. Notwithstanding the foregoing, the persons listed above, who are officers of the Manager and will be compensated by the Manager, are expected in their capacities as officers of the Manager, fulfilling duties of the Manager under the Management Agreement, to devote a substantial amount of their time to the affairs of the Company. As officers of the Manager, such persons will not have fiduciary obligations to the Company and its stockholders.

RICHARD M. SHEA, ESQ., Chief Operating Officer and Chief Financial Officer, is a Managing Director of the Manager. Prior to joining BlackRock in 1993, Mr. Shea was an Associate Vice President and tax counsel at Prudential Securities, Inc. Mr. Shea joined Prudential in 1988 and was responsible for corporate tax planning, tax-oriented investment strategies and tax issues of CMOs and original issue discount obligations. Mr. Shea earned a B.S. degree, in accounting from the State University of New York at Plattsburgh in 1981 and a J.D. degree from New York Law School in 1984.

EDWIN O. BERGMAN, Vice President - Risk Management, is also a Director in BlackRock's Risk Management and Analytics group. Since joining BlackRock in October 1996, Mr. Bergman has performed a variety of functions throughout the Risk Management area. Prior to working at BlackRock, Mr. Bergman worked as an associate in Booz, Allen & Hamilton's Financial Services and Technology Practice. Prior to working at Booz, Allen & Hamilton, Mr. Bergman was a Vice President in Goldman, Sachs & Co.'s Mortgage Research area from December 1992 to February 1995. Mr. Bergman was a Senior Associate at Morgan Stanley from July 1987 to December 1992. Mr. Bergman received a B.A. in Economics and the Natural Sciences from The Johns Hopkins University in May of 1987 with departmental honors in Economics.

ROBERT L. FRIEDBERG, CPA, Vice President and Secretary, is also a Vice President of the Manager. Prior to joining Blackrock in 1999, Mr. Friedberg was Treasurer of Vornado Realty Trust, where he was responsible for corporate and property finance. Mr. Friedberg joined Vornado in 1997. Prior to working at Vornado Realty Trust, Mr. Friedberg was Managing Director at Crown Northcorp, Inc. a rated special servicer of Commercial Mortgage Backed Securities. Prior to working at Crown Northcorp, Inc., Mr. Friedberg was Vice President at Amresco from 1991 to 1995. Mr. Friedberg earned a BBA degree in Accounting at George Washington University in 1982 and received his Certified Public Accountants license in 1994.

CHRIS A. MILNER, is a Director at BlackRock, Inc. and a Vice President of Anthracite Capital, Inc. Mr. Milner is a member of BlackRock's Mortgage Investment Strategy Group and an advisor to PNC's Real Estate Executive Committee, which serves as the management committee for all commercial real estate activities at PNC and Midland Loan Services. Prior to joining BlackRock in 1997, Mr. Milner was Vice President & Manager - PNC Real Estate Capital Markets where he was responsible for origination, underwriting and securitization of all commercial mortgage conduit production. Mr. Milner joined PNC in 1990 upon completion of his graduate work (M.B.A. magna cum laude in Finance with a concentration in Real Estate) at Indiana University. Mr. Milner earned a liberal arts B.A. degree from DePauw University in 1988.

MARK S. WARNER, CFA, Vice President, is a Director and portfolio manager of the Manager, where his primary responsibility is managing client portfolios, specializing in the commercial mortgage and non-agency residential mortgage sectors. Prior to joining BlackRock in 1993, Mr. Warner was a Director in the Capital Markets Unit of the Prudential Mortgage Capital Company. Mr. Warner joined Prudential in 1987. Mr. Warner earned a B.A. degree in Political Science from Columbia University in 1983 and an M.B.A. degree in Finance and Marketing from Columbia Business School in 1987. Mr. Warner received his Chartered Financial Analyst (CFA) designation in 1993.


                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT


STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock, as of March 31, 1999, by any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock.


                                                                    NUMBER OF SHARES
               NAME & ADDRESS                                        OF COMMON STOCK           PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------------
Merrill Lynch & Co., Inc. ("ML&Co.") (on  behalf of Merrill              2,113,000                   10.08%
Lynch Asset Management Group ("AMG")) (1)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

FBR Asset Investment Corporation                                         1,581,846                    7.55%
1001 19th Street North
Arlington, VA 22209-1710

James Grosfeld & Nancy Grosfeld, joint tenants                           1,371,800                    6.55%
20500 Civic Center Drive
Suite 3000
Southfield, MI 40876

Oppenheimer Funds, Inc.                                                   912,800                     4.36%
Two World Trade Center, Suite 3400
New York, NY 10048-0203

-------------------------

1. Based on information contained in Amendment No. 1 to Schedule 13G, dated February 4, 2000: (i) ML&Co. through AMG, its wholly owned subsidiary, and Merrill Lynch Global Allocation Fund, Inc. have beneficial ownership and shared voting power over 1,972,900 shares;
     and (ii) ML&Co. has beneficial ownership over an additional 140,100 shares.


STOCK BENEFICIALLY OWNED BY DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

     The following table sets forth the beneficial ownership of the Company's Common Stock, as of March 20, 2000, by (i) each Director and Director nominee of the Company, (ii) each executive officer of the Company, and (iii) all Directors and executive officers as a group. Unless otherwise indicated, such shares of Common Stock are owned directly and the indicated person has sole voting and investment power.

                                             Number of Shares
                                             of Common Stock          Percent
Name                                       Beneficially Owned (1)    of Class

Laurence D. Fink                                  57,922                *
Hugh R. Frater                                   211,000                *
Donald G. Drapkin                                 10,745                *
Carl F. Geuther                                   10,745                *
Jeffrey C. Keil                                   10,745                *
Andrew P. Rifkin                                       0                *
Kendrick R. Wilson, III                           10,745                *
Richard M. Shea                                  118,650                *
Robert L. Friedberg                                    0                *
Edwin O. Bergman                                  61,000                *
Chris A. Milner                                  118,000                *
Mark S. Warner                                    60,500                *

All Directors, Director nominees
and executive officers
as a group (11 persons)                          661,552              3.20%

------------

*   Less than 1%.

1. Includes shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 20, 2000. Such shares are held as follows: Mr. Fink (17,922); Mr. Frater (150,000); Mr. Drapkin (10,000); Mr. Geuther (10,000); Mr.
     Keil (10,000); Mr. Wilson (10,000); Mr. Shea (115,000); Mr. Bergman
     (57,500); Mr. Milner (112,500); and Mr. Warner (57,500). Shares
     issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days are treated as outstanding for purposes of computing the percentage of outstanding shares. To the Company's knowledge, all directors and executive officers of the Company have sole voting and investment power with respect to the shares of Common Stock held by them.



                           EXECUTIVE COMPENSATION

     During 1999 and 1998, the Company did not pay any cash compensation to its executive officers but may, in the future, pay annual compensation to the Company's executive officers for their services as executive officers. The Company may from time to time, at the discretion of the Compensation Committee of the Board of Directors, grant options to purchase shares of the Company's Common Stock to the executive officers pursuant to the 1998 Stock Option Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     There was no grant of stock options to the Company's chief executive officer during the last fiscal year.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the exercise of stock options during the last fiscal year by the Company's chief executive officer and the fiscal year-end value of his unexercised options.


        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUES

                                                        Number of Securities Underlying       Value of Unexercised In-the-Money
                                                       Unexercised Options/SARs at FY-End      Options/SARS at FY-End (1) ($)
                                                                      (#)

                    Shares
                    Acquired           Value
    Name            on Exercise (#)  Realized ($)    Exercisable      Unexercisable     Exercisable      Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Hugh R. Frater          0               0              75,000            225,000             0                  0

(1) The fair market value of a share of common stock on December 31, 1999 was 6-3/8, which corresponds to its closing price on the New York
     Stock Exchange.


STOCK OPTIONS

     On March 23, 1998, the Company adopted a stock option plan (the "1998 Stock Option Plan") that provides for the grant of both qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options, stocks appreciation rights and dividend equivalent rights. Stock options may be granted to the Manager, directors, officers and any key employees of the Company, directors, officers and key employees of the Manager and to any other individual or entity performing services for the Company. The exercise price for any qualified option granted under the 1998 Stock Option Plan may not be less than 100% of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1998 Stock Option Plan is to provide a means of performance-based compensation to the Manager in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects the Company.

     As of December 31, 1999, net of terminated options, the Company granted options to purchase up to 1,718,143 shares of Common Stock, predominantly to Directors and executive officers of the Company.

     Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1998 Stock Option Plan authorizes the grant of options to purchase an aggregate of 2,470,453 shares of the Company's Common Stock. If an option granted under the 1998 Stock Option Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 1998 Stock Option Plan. Unless previously terminated by the Board of Directors, the 1998 Stock Option Plan will terminate ten years from its effective date, and no options may be granted under the 1998 Stock Option Plan thereafter.

     The 1998 Stock Option Plan is administered by a committee of the Board of Directors comprised entirely of Unaffiliated Directors (the "Compensation Committee"). Options granted under the 1998 Stock Option Plan become exercisable in accordance with the terms of the grant made by the Compensation Committee. The Compensation Committee has discretionary authority to determine at the time an option is granted whether it is intended to be an ISO or a non-qualified option, and when and in what increments shares of Common Stock covered by the option may be purchased. If stock options are to be granted to the Unaffiliated Directors, then the full Board of Directors will approve such grants.

     Under current law, ISOs may not be granted to any director of the Company who is not also a full-time employee or to directors, officers and other employees of entities unrelated to the Company. In addition, no options may be granted under the 1999 Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of Common Stock of the Company.

     Each option must terminate no more than ten years from the date it is granted. Options may be granted on terms providing that they will be exercisable in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     The exercise price of any option granted under the 1998 Stock Option Plan is payable in full (i) by cash, (ii) by surrender of shares of the Company's Common Stock having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the option holder, (iv) by any combination of the foregoing, or (v) by a full recourse promissory note executed by the option holder. The terms of the promissory note may be changed from time to time by the Company's Board of Directors to comply with applicable regulations or other relevant pronouncements of the Internal Revenue Service or the Securities and Exchange Commission ("SEC").

     The Company's Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1998 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may increase the number of shares of Common Stock subject to the 1998 Stock Option Plan (with the exception of adjustments resulting from changes in capitalization), change the class of participants eligible to receive options granted under the 1998 Stock Option Plan or modify the period within which or the terms stated in the 1998 Stock Option Plan upon which the options may be exercised without stockholder approval.

                                THE MANAGER

     The Manager is a wholly owned subsidiary of BlackRock, Inc., which is listed for trading on the New York Stock Exchange ("NYSE") under the symbol "BLK". BlackRock, Inc. is 70% owned by PNC Bank, National Association, which is itself a wholly owned subsidiary of PNC Bank Corp (NYSE: PNC). Established in 1988, the Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended and is one of the largest investment management firms in the United States. The Manager engages in investment and risk management as its sole businesses and specializes in the management of domestic and offshore.

                    COMPLIANCE WITH SECTION 16(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Under federal securities laws, the Company's Directors and executive officers, and any persons beneficially owning more than ten percent of a registered class of the Company's equity securities, are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. These persons are also required to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1999 fiscal year.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations from the Company's Directors and executive officers that no other reports were required, the Company believes that all of these filing requirements were satisfied by the Company's Directors and executive officers during 1999.

                                 PROPOSAL 2
                    RATIFICATION OF INDEPENDENT AUDITORS

PROPOSED INDEPENDENT AUDITOR

     Deloitte & Touche LLP has served as independent auditors of the Company and its subsidiary for the fiscal year ended December 31, 1999. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, to be the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that the selection of the auditors be submitted for ratification by the stockholders at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from stockholders.

RECOMMENDATION BETWEEN ANTHRACITE AND THE MANAGER

     The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 2000.

                                 PROPOSAL 3
    ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES B PREFERRED STOCK

         The Company has entered into a Merger Agreement with CORE Cap under which CORE Cap will become a wholly-owned subsidiary of the Company, common stockholders of CORE Cap will receive shares of the Company's common stock in aggregate less than 20% of the shares currently outstanding and holders of CORE Cap's Cumulative Convertible Series A Preferred Stock will receive shares of the Company's newly-designated 10% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock").

         Because the potential issuance of shares of common stock upon conversion of the new Series B Preferred Stock would result in the issuance of a number of shares of common stock in excess of 20% of the outstanding capital stock of the Company, the Series B Preferred Stock is not currently convertible.

         Under the Merger Agreement, we agreed to submit to our common stockholders the proposal to reserve shares of our common stock for potential issuance in order to permit the conversion feature of the Series B Preferred Stock to go into effect. If, following shareholder approval, we provide for the conversion feature of the Series B Preferred Stock, the dividend rate on the stock will be fixed at 10% per annum. If shareholders do not approve the reservation of shares for potential issuance upon the conversion of the new Series B Preferred Stock, the Series B Preferred Stock will not be convertible but the dividend rate on the stock will increase by .5% during each twelve month period following June 15, 2000 until the conversion feature is approved.

         While the exact conversion price for conversion of the Series B Preferred Stock will not be fixed until consummation of the merger, we currently estimate that the conversion price will be in excess of approximately $17. As of April 4, 2000, the closing sales price of the Company's common stock was $6.81.

         Therefore, the Board of Directors recommends a vote FOR issuance of common stock upon conversion of the Series B Preferred Stock.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN ANTHRACITE AND THE MANAGER

     BlackRock Financial Management, Inc. (the "Manager" or "BlackRock") is a wholly owned subsidiary of BlackRock, Inc. (NYSE: BLK). BlackRock, Inc. is 70% owned by PNC Bank, National Association ("PNC Bank"), which is itself a wholly owned subsidiary of PNC Bank Corp. The Manager, subject to the supervision of the Board of Directors, is responsible for the day-to-day operations of the Company pursuant to a Management Agreement. The following table summarizes all compensation, fees and other benefits (including reimbursement of out-of-pocket expenses) that the Manager may earn or receive under the terms of the Management Agreement. These rates have not changed after the approval of the extended terms.



   RECIPIENT              PAYOR                                 AMOUNT
--------------------------------------------------------------------------------------------------------------------
 Manager                 Company                Base management fee equal to a percentage of the average invested assets by rating category of the Company (1)
 Manager                 Company                Incentive compensation based on the amount, if any, by which the
                                                Company's Funds from Operations and certain net gains exceed a hurdle rate
 Manager                 Company                Out-of-pocket expenses of Manager paid to third parties (2)


------------------------

(1) The base management fee is equal to 1% per annum of average invested assets rated less than BB- or not rated, 0.75% of average invested assets rated BB- through BB+, and 0.35% of average invested assets rated above BB+.

(2)  The Manager may engage PNC Bank, Midland Loan Services, Inc.
     ("Midland"), a wholly owned subsidiary of PNC Bank, or unaffiliated third parties to conduct due diligence with respect to potential portfolio investments and to provide certain other services.
     Accordingly, a portion of the out-of-pocket expenses may be paid to PNC Bank or Midland in such capacities. The Company's guidelines require the contract for such engagement to be conducted at arm's length, as evidenced by documentation provided by the Manager to the Board of Directors. PNC Bank and Midland are paid fees and out-of-pocket expenses as would customarily be paid to unaffiliated third parties for such services.


     The base management fee is intended to compensate the Manager for its costs in providing management services to the Company. The Board of Directors of the Company may adjust the base management fee with the consent of the Manager in the future if necessary to align the fee more closely with the costs of such services.

     The Manager will be entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds From Operations of the Company (before the incentive fee) per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of the initial offering and the prices per share of any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus three and one-half percent per annum (expressed as a quarterly percentage) multiplied by (B) the weighted average number of shares of Common Stock outstanding during such quarter. Notwithstanding the foregoing, accrual and payment of any portion of the incentive compensation that is attributable to net capital gains of the Company will be delayed to the extent, if any, required by the Investment Advisors Act of 1940, as amended. "Funds From Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income computed in accordance with generally accepted accounting principles ("GAAP") excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     For the years ended December 31, 1999 and December 31, 1998, the Company paid the Manager $4,565 and $3,474 in base management fees and no incentive compensation. In accordance with the provisions of the Management Agreement, the Company recorded reimbursements to the Manager of $333 and $250 for certain expenses incurred on behalf of the Company by the Manager during 1999 and 1998.

RELATIONSHIP BETWEEN THE MANAGER AND ANTHRACITE'S DIRECTORS AND EXECUTIVE
OFFICERS

     In addition to being Chairman of the Board of Directors of the Company, Laurence D. Fink is Chairman of the Board and Chief Executive Officer of the Manager. Hugh R. Frater is Managing Director of the Manager as well as President and Chief Executive Officer of the Company. Richard M. Shea is a Managing Director of the Manager in addition to his position as Chief Operating Officer and Chief Financial Officer of the Company. Similarly, each of the Company's executive officers also serves as an officer of the Manager.

OTHER MATERIAL TRANSACTIONS BETWEEN ANTHRACITE AND THE MANAGER

None

                             PERFORMANCE GRAPH

     The following graph compares the change in the Company's stockholder cumulative total return on the Common Stock for the period March 24, 1998, which was the first day the Company's Common Stock traded on the NYSE, through December 31, 1999, with the changes in the Standard & Poor's 500 Stock Price Index (the "S&P 500"), the Standard & Poor's 500 REIT Index (the "S&P REIT") and the Nasdaq Composite Index ("NASDAQ"), for the same period, assuming an investment of $100 for the Common Stock and each index, for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.



                            FINANCIAL STATEMENTS

     The Company will furnish, without charge, a copy of the Company's most recent Annual Report to any stockholder upon request, provided such Annual Report is not enclosed herein. Written requests should be directed to 345 Park Avenue, New York, New York 10154. Telephone requests should be directed to 212-409-3333.

               STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The Board of Directors will provide for the presentation of proposals by stockholders at the 2001 annual meeting of stockholders, provided that such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals. Stockholder proposals intended to be submitted for presentation at the 2001 annual meeting of stockholders of the Company must be in writing and must be delivered to the Secretary of the Company at its executive offices by personal delivery or United States mail no later than March 21, 2001 and no earlier than February 21, 2001 for inclusion in the Company's proxy statement and the form of proxy relating to the 2001 annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.


                               OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly comes before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.


                                           By Order of the Board of Directors

                                           /s/ Laurence D. Fink
                                           --------------------
                                           Laurence D. Fink
                                           Chairman

New York, New York
April 17, 2000